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                      January 11, 2023

       R. Steve Kinsey
       Chief Financial Officer
       Flowers Foods, Inc.
       1919 Flowers Circle
       Thomasville, Georgia 31757

                                                        Re: Flowers Foods, Inc.
                                                            Form 10-K for the
Fiscal Year ended January 1, 2022
                                                            Filed February 23,
2022
                                                            File No. 001-16247

       Dear R. Steve Kinsey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation